Exhibit 99.1

For: J.Crew Group

Contact:
James Scully
Chief Financial Officer
(212) 209-8040

Owen Blicksilver
Owen Blicksilver PR
(516) 742-5950

For Immediate Release

J. Crew Announces Extension of Expiration Time in Tender Offer and Consent Solicitation

Relating to Its 9 3/4% Senior Subordinated Notes

NEW YORK (March 1, 2006) — J. Crew Operating Corp. (the “Company”) today announced that it is extending its Tender Offer and Consent Solicitation (the “Offer”) relating to its 9 3/4% Senior Subordinated Notes due 2014 (CUSIP No. 46612GAC1) (the “Notes”). The Offer will now expire at 9:00 a.m., New York City time, on May 1, 2006, unless further extended.

Holders who have tendered their Notes pursuant to the Offer are being given the opportunity to withdraw their tendered Notes and revoke their consents to certain proposed amendments to the related indenture until 5:00 p.m., New York City time, on March 8, 2006 (the “Withdrawal Deadline”). Holders who validly withdraw their Notes and revoke their consents prior to the Withdrawal Deadline (“Withdrawing Holders”) will not receive any consideration for their Notes. Withdrawing Holders who wish to re-tender their Notes and re-deliver their consents in order to receive the Tender Consideration (as defined in the Company’s Offer to Purchase and Consent Solicitation Statement dated October 3, 2005 (as amended or supplemented from time to time, the “Offer to Purchase”)) must validly re-tender their Notes at or prior to the Expiration Time. The right to withdraw tendered Notes and the right to revoke consents will expire at the Withdrawal Deadline except under certain limited circumstances. If the Offer is consummated, holders who validly tendered their Notes prior to 5:00 p.m., New York City time, on October 14, 2005 and who do not withdraw their tendered Notes prior to the Withdrawal Deadline will receive the Total Consideration (as defined in the Offer to Purchase).

The Company has distributed to all holders of the Notes a supplement to its Offer to Purchase setting forth this amendment to the Offer in more detail. Holders who do not withdraw their tendered Notes prior to the Withdrawal Deadline, or Withdrawing Holders who re-tender their Notes prior to the Expiration Time, will be deemed to have consented to this amendment to the Offer.

Questions regarding the Offer should be directed to Goldman, Sachs & Co., the sole Dealer Manager, at 212-357-7867 or 877-686-5059 (Attention: Credit Liability Management Group). Requests for assistance or additional sets of the supplement or the offer materials may be directed to Global Bondholder Services Corporation, the Information Agent and Depositary for the Offer, at 212-430-3774 or 866-873-6300.

This press release shall not constitute an offer to purchase or a solicitation of acceptance of the Offer, which may be made only pursuant to the terms of the Offer to Purchase and related letter of transmittal. In any jurisdiction where the laws require the offer to be made by a licensed broker or dealer, the Offer shall be deemed made on behalf of the company by Goldman, Sachs & Co. or one or more registered brokers or dealers under the laws of such jurisdiction.

J. Crew Group is a nationally recognized retailer of men’s and women’s apparel, shoes and accessories. The Company operates 160 retail stores, the J.Crew catalog business, jcrew.com, and 44 factory outlet stores.

Certain statements herein are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, changes in the overall level of consumer spending or preferences in apparel, the performance of the Company’s products within the prevailing retail environment, trade restrictions, political or financial instability in countries where the Company’s goods are manufactured, postal rate increases, paper and printing costs, availability of suitable store locations at appropriate terms and other factors which are set forth in the Company’s Form 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.